Exhibit 99.1

Security National Financial Corporation to Join Russell 3000® Index

On June 23, 2023, Security National Financial Corporation (the “Company”) announced that it is set to join the broad-market Russell 3000® Index at the conclusion of the 2023 Russell indexes annual reconstitution. The newly reconstituted Russell indexes became effective upon the opening of the Nasdaq National Market on June 26, 2023, according to a preliminary list of additions to the Russell 3000® Index, which was posted on May 19, 20230. Russell rebalances its indexes once each year in June, called “reconstitution.” The reconstitution consists of updating the global list of investable stocks and assigning them to the appropriate indexes.

The annual Russell indexes reconstitution captures the stocks of the 4,000 largest United States companies, ranking them by total market capitalization, which is based on the actual number of shares available for trading. Membership in the U.S. all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index. FTSE Russell, which is owned by the London Stock Exchange Group, determines membership for its Russell indexes primarily by market-capitalization rankings.

Russell indexes are a family of global stock market indices from FTSE Russell that allow investors to track the performance of distinct market segments worldwide. Many investors use mutual funds or exchange-related funds based on the FTSE Russell Indexes as a way of gaining exposure to certain parts of the U.S. stock market. Additionally, many investment managers use the Russell Indexes as benchmarks to measure their own performance. Russell’s index design has also led to more assets benchmarked to its U.S. index family than all other U.S. equity indexes combined.

Russell indexes began in 1984 when the firm launched its family of U.S. indices to measure U.S. market segments and, as a result, better track the performance of investment managers. The resulting methodology produced the broad-market Russell 3000® Index and sub-components such as the small-cap Russell 2000® Index. The broad-market U.S. Index is the Russell 3000® Index, which is divided into several sub-indexes, including the small-cap Russell 2000® Index. Using a rules-based and transparent process, Russell forms its indexes by listing all companies in descending order by market capitalization adjusted for float, which is the actual number of shares available for trading.

In the United States, the top 3000 stocks (those of the 3000 largest companies) make up the broad-market Russell 3000® Index. The top 1000 of those companies make up the large-cap Russell 1000® Index, and the bottom 2000 (the smaller companies) make up the small-cap Russell 2000® Index.